Exhibit 3.10

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
ACCESS PHARMACEUTICALS, INC.

Pursuant to Section 242
of the
Delaware General Corporation Law

Access Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.             The Board of Directors of the Corporation, at a meeting held on March 13, 2006, duly adopted resolutions, pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), setting forth an amendment (the “Certificate of Amendment”) to the Certificate of Incorporation of the Corporation, as amended (the “Charter”), declaring said amendment to be advisable and directing that said amendment be considered at the next annual meeting of stockholders of the Corporation.

2.             The holders of at least a majority of outstanding stock of the Corporation entitled to vote thereon duly approved the Reverse Split (as defined below) and the increase in the authorized number of shares of Common Stock (as defined below) as set forth in this Certificate of Amendment at a meeting held on May 19, 2006, in accordance with Section 242 of the DGCL.

3.             Effective as of 5:00 p.m. Eastern Standard Time June 2, 2006 (the “Effective Time”), there is effected a one-for-five reverse stock split (the “Reverse Split”) of the Corporation’s issued and outstanding shares of common stock, $0.01 par value per share (“Common Stock”), whereby every FIVE shares of Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall, automatically without any action on part of the holder thereof, be converted into ONE share of Common Stock (the “New Common Stock”). After giving effect to the Reverse Split, all shares shall be rounded down to the nearest whole number of shares, no fractional shares shall be issued and cash shall be paid in lieu thereof in an amount equal to $0.20 times the fractional share (rounded down to the nearest whole cent, but in no event less than one whole cent). Each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Old Common Stock (the “Old Certificates”) shall, from and after the Effective Time, be entitled to receive upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate or certificates representing outstanding shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered were combined pursuant to the terms of this Section 3. Until surrendered by the holder thereof, each Old Certificate shall, from and after the Effective Time, no longer represent the shares of Old Common Stock stated on the face of such Old Certificate but shall be deemed to represent only the number of shares of New

Common Stock into which such shares of Old Common Stock were combined as a result of the Reverse Split.

4.             Pursuant to this Certificate of Amendment:

A.            Section A of Article Fifth of the Charter shall be deleted and replaced in its entirety with the following:

“Immediately upon the effectiveness of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, as amended, the Corporation shall effect a reverse stock split pursuant to which every FIVE shares of issued and outstanding Common Stock shall become ONE share of Common Stock.

After giving effect to the foregoing reverse stock split, the aggregate number of shares of Common Stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares with a par value of one cent ($0.01) per share.”

5.             This Certificate of Amendment shall be effective as of 5:00 p.m. Eastern Standard Time June 2, 2006.

[signature page follows]

IN WITNESS WHEREOF, Access Pharmaceuticals, Inc. has caused this Certificate of Amendment to Certificate of Incorporation to be executed on this 2nd day of June, 2006.

ACCESS PHARMACEUTICALS, INC.

By:	/s/ Stephen B. Thompson
Stephen B. Thompson
Vice President and Chief Financial Officer